UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

GENOMIC HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GENOMIC HEALTH, INC.
301 Penobscot Drive
Redwood City, California 94063
(650) 556-9300

Supplement to Proxy Statement for
Annual Meeting of Stockholders
to be held on June 13, 2019

        This supplement, dated May 16, 2019, supplements the definitive proxy statement (the "Proxy Statement") of Genomic Health, Inc. (the "Company") filed with the Securities and Exchange Commission on April 25, 2019, relating to the Company's Annual Meeting of Stockholders to be held virtually on June 13, 2019. The purpose of this supplement is solely to correct the first two paragraphs following the table under the heading "Proposal 2—Proposal to Adopt the Amended and Restated 2005 Stock Incentive Plan—Request for Additional Shares, Dilution and Overhang" beginning on page 33 of the Proxy Statement, which are corrected to read in their entirety as follows:

        "As of December 31, 2018, there were 3,925,849 shares subject to outstanding awards under the Plan and 2,954,472 shares of common stock authorized and available for future grant. At December 31, 2018, there were approximately 36.4 million total shares outstanding.

        As of March 31, 2019, 6,054,007 shares had been issued upon exercise of options granted under the Plan, options to purchase an aggregate of 2,939,112 shares of common stock were outstanding, 53,008 shares had been issued as fully-vested restricted stock awards to certain outside directors in lieu of fees, 1,523,688 shares had been issued upon vesting of restricted stock units awarded under the Plan, restricted stock unit awards that have not vested covering 717,356 shares were outstanding, and 2,573,014 shares of common stock remained available for issuance under the Plan (or 3,073,014 shares of common stock including the 500,000 shares subject to stockholder approval at the Annual Meeting)."